Exhibit 23.3

CONSENT

We hereby consent to the reference to our valuation of Park Inn Hotel and Radison Blu Astrid Hotel in Antwerp, Belgium as of December 31, 2014 and December 31, 2013, appearing in the Current Report on Form 8-K of Elbit Imaging Ltd., as filed with the Securities and Exchange Commission on March 30, 2015 and to the incorporation by reference of such Current Report in this Post-Effective Amendment No.2 to Form F-1 on Form F-3 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Cushman & Wakefield
Cushman & Wakefield

Prague, Czech Republic
May 4, 2015